Pricing Supplement No.  6                          Filed under Rule 424(b)(2)
Dated:  September 18, 1997                    Registration File No.  33-51865
(To Prospectus dated November 8, 1996 and                           333-14257
Prospectus Supplement dated May 9, 1997.)

Lowe's Companies, Inc.
Medium-Term Notes, Series B


Principal Amount:	$50,000,000.00                Floating Rate Notes:  N/A
                                                 Interest Rate Basis:
Interest Rate:                                    N/A  CD Rate
    X  Fixed          Floating                    N/A  Commercial Paper Rate
Interest Rate (if fixed rate):    6.700%          N/A  Federal Funds Rate
                                                  N/A  LIBOR
Maturity Date:    September 1, 2007               N/A  Treasury Rate
                                                  N/A  Prime Rate
Issue Price (as a percentage                      N/A  Other (see attached):
   of principal amount):   99.812%               Index Maturity:  N/A
                                                 Spread:  N/A
Agent's Discount                                 Spread Multiplier:  N/A
   or Commission:  $325,000.00                   Maximum Interest Rate:  N/A
Net Proceeds to                                  Minimum Interest Rate:  N/A
  the Company:      $49,581,000.00               Initial Interest Rate:  N/A
                                                 Interest Reset Period:  N/A
Settlement Date:   September 23, 1997            Interest Reset Dates:  N/A
Form of Note:                                    Interest Payment Period: N/A
    X   Book
Interest Payment Dates:   March 1 and September 1, commencing March 1, 1998
Other:                                            Regular Record Dates:  A/S

Redemption:

   (X)   The Notes cannot be redeemed prior to the Maturity Date
   ( )   The Notes may be redeemed prior to the Maturity Date.
   Redemption Commencement Date:
   Redemption Periods:
   Redemption Prices:

Optional Repayment:

   (X)   The Notes cannot be repaid prior to the Maturity Date.
   ( ) The Notes can be repaid prior to the Maturity Date at the option of the holder of the notes.
   Optional Repayment Dates:
   Optional Repayment Prices:

         As of the date of this Pricing Supplement, the aggregate initial public offering price of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement and other Pricing Supplements of this date relate) is $193,000,000.00.

         "N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".

                                Merrill Lynch & Co.
                                Lehman Brothers Inc.
                             Morgan Stanley Dean Witter
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